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                                                                    EXHIBIT 99.1
                                                                    ------------

                               [Proffitt's, Inc.]



For release 7:30 A.M. EST Thursday, January 22, 1998

              PROFFITT'S, INC. ANNOUNCES SUCCESSFUL COMPLETION OF
                     TENDER OFFER AND CONSENT SOLICITATION
                    FOR PARISIAN'S SENIOR SUBORDINATED NOTES

                                         Contact:  Julia Bentley
                                                   (423) 981-6243

Birmingham, Alabama--Department Store Retailer Proffitt's, Inc. (NYSE: PFT)
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("Proffitt's" or the "Company") today announced that its wholly-owned subsidiary, Parisian, Inc. ("Parisian"), had accepted tenders of approximately $86 million in principal amount of its 9 7/8% Senior Subordinated Notes due 2003 ("the Notes"), or 88.7% of the Notes outstanding. No further tenders will be accepted.

The purchase price for the Notes ($1,057.91 per $1000 principal amount plus an additional $10 per $1000 principal amount to holders who tendered before midnight on January 7, 1997) will be deposited today with AmSouth Bank, the Trustee for the Notes. Payment is expected to be made promptly to the holders who tendered.

Consents sufficient to amend the Indenture governing the Notes were received earlier this month, and the Indenture will be amended effective today.

Proffitt's, Inc. currently operates 177 stores in 24 states under the names Parisian, Proffitt's, McRae's, Younkers, and Herberger's. The Company's annual revenues exceed 2.3 billion dollars.